UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 25, 2020

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160
(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NETE	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 27, 2020, Net Element, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market notifying the Company that, due to resignation of Mr. John J. Wiegand from the Company’s board, of directors, effective February 7, 2020, the Company no longer complies with Nasdaq’s audit committee requirement as set forth in Listing Rule 5605 (the “Rule”). In accordance with Nasdaq Listing Rule 5605(c)(4), the Company has been provided until the earlier of the Company’s next annual shareholders’ meeting or February 7, 2021, to regain compliance with the Rule, or, if the Company’s next annual shareholders’ meeting is held before August 5, 2020, then the Company must evidence compliance no later than August 5, 2020.

The Staff letter stated that, in the event the Company does not regain compliance by such date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a NASDAQ Listing Qualifications Panel (“Panel”). If the Company timely appeals, it would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

The Company intends to regain compliance as soon as possible, and in any event, not later than the deadline indicated in the Staff letter.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2020, as per approval of the Compensation Committee (the “Committee”) of the board of directors of the board of directors of the Company, the Company entered into an employment agreement with Steven Wolberg, the Company's Chief Legal Officer and Corporate Secretary (the “Agreement”).

The Agreement provides for continuation of the current base salary of $250,000. The term of the Agreement is 5 years, with subsequent 1-year renewals. The Agreement provides for a sign in bonus of 10,000 shares of Company’s common stock, to be granted to Mr. Wolberg pursuant to the Company’s equity incentive plan, the severance in the amount of two times annual base salary of Mr. Wolberg if Mr. Wolberg’s employment is terminated by the Company without “cause” (as defined in the Agreement) or Mr. Wolberg terminates the employment for “good reason” (as defined in the Agreement). For each fiscal year during the term of the Agreement, the Agreement provides for a bonus arrangement equal to 50% of Mr. Wolberg’s base salary, payable in the Company’s shares of common stock or, at the Company’s discretion, in cash. Further, for each fiscal year during the term of the Agreement, Mr. Wolberg will be eligible to receive long-term equity incentive awards, as determined by the Committee at the time of grant, pursuant to the Company’s equity incentive plan.

The foregoing is a summary description of certain terms of the Agreement, and, by its nature, is incomplete. Copy of the Agreement is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference. All readers are encouraged to read the entire text of the Agreement.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of February 25, 2020, between Net Element, Inc. and Steven Wolberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2020

NET ELEMENT, INC.

By:	/s/ Jeffrey Ginsberg
Name:	Jeffrey Ginsberg
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of February 25, 2020, between Net Element, Inc. and Steven Wolberg